Item 77M - Scudder Growth and Income Fund, a series of
Investment Trust (the "Registrant")

Registrant incorporates by reference its Registration Statement on Form N-14, Proxy Statement dated March 23, 2005, filed on March
18, 2005 (Accession No. 0001193125-05-054578).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Growth and Income
Fund was held on April 20, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Focus Value+Growth Fund to Scudder Growth and Income Fund, in exchange for shares of Scudder Growth and Income Fund and the assumption by Scudder Growth and Income
Fund of all of the liabilities of Scudder Focus Value+Growth
Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Focus Value+Growth Fund in complete liquidation of Scudder Focus Value+Growth Fund.

Affirmative 	Against 	Abstain
3,203,875.409	47,770.683	90,894.368